Exhibit 99.1

Neurologix Gene Therapy Approach to Parkinson’s Disease Granted Fast
Track Designation from FDA

Fort Lee, New Jersey (December 13, 2007) – Neurologix, Inc. (OTCBB:  NRGX), a biotech company engaged in the research and development of innovative gene therapies for the brain and central nervous system, announced today that the U.S. Food and Drug Administration has granted Fast Track Designation for the company’s experimental gene transfer procedure for the treatment of advanced Parkinson’s disease.

The Neurologix procedure delivers a gene (glutamic acid decarboxylase, or GAD) to the subthalamic nucleus of the brain, where it makes an inhibitory neurotransmitter called GABA that helps to quiet the abnormal brain activity that is correlated with motor deficits characterizing Parkinson’s disease. Results of a Phase 1 clinical study showed that the Neurologix gene transfer procedure was both well tolerated and resulted in improved motor function and brain metabolism for patients with advanced Parkinson’s disease over the course of the one-year study. Neurologix is currently preparing to initiate a Phase 2 study of its Parkinson’s disease treatment by early 2008, subject to final FDA consent to the study protocol.

“The FDA’s Fast Track Designation for this gene transfer procedure for Parkinson’s disease recognizes the need for new therapies for patients with advanced Parkinson’s disease who no longer receive adequate benefit from their drug therapies alone,” said John Mordock, President and Chief Executive Officer of Neurologix.

Under the FDA Modernization Act of 1997, Fast Track Designation may facilitate the development and expedite the review of a drug candidate that is intended for the treatment of a serious life-threatening condition and demonstrates the potential to address an unmet medical need for such a condition. Fast Track Designation will provide various means to expedite the development and review of the Neurologix gene transfer procedure for Parkinson’s disease, including the facilitation of meetings and other correspondence with FDA reviewers, consideration for priority review, and the ability to submit portions of a Biologics License Application (BLA) early for review as part of a “rolling” submission. The receipt of Fast Track Designation does not, however, assure the approval of any of Neurologix’s study protocols or the ultimate approval of any BLA that may be submitted by Neurologix to FDA for marketing approval.

About Neurologix

Neurologix, Inc. (NRGX.OB) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of life-altering gene transfer therapies for serious disorders of the brain and Central Nervous System (CNS). Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. Current company programs address such conditions as Parkinson’s disease, epilepsy and Huntington’s chorea, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net.

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NRGX Receives Fast Track Designation for Parkinson’s Disease Treatment

Cautionary Statement Regarding Forward-looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

The Company is a development-stage company and has not generated any revenues. From inception through September 30, 2007, it incurred net losses and negative cash flows from operating activities of approximately $26.2 million and $20.3 million, respectively.  Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

In addition to the recently completed financing, in order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.  Availability of financing depends upon a number of factors beyond the Company’s control, including market conditions and interest rates.  The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology.  If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase I safety trial for the treatment of epilepsy.

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NRGX Receives Fast Track Designation for Parkinson’s Disease Treatment

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2006 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.  Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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Contact:	Marc Panoff
Chief Financial Officer, Treasurer and Secretary
(201) 592-6451
marcpanoff@neurologix.net

Media:	Joan Kureczka
Kureczka/Martin Associates
(415) 821-2413
jkureczka@comcast.net